Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED March 31, 2022

Doylestown, Pennsylvania- May 6, 2022.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the quarter ended March 31, 2022. Net income for the quarter ended March 31, 2022, was $601,000 ($0.30 per basic share of common stock and $0.29 per diluted share of common stock) versus net income of $1.3 million ($0.66 per basic share of common stock and $0.65 per diluted share of common stock) for the quarter ended March 31, 2021. Book value per share increased from $18.32 per share of common stock to $19.13 per share of common stock at March 31, 2022 over the same period. For the quarter ended March 31, 2022, net interest income was $3.6 million and continues to expand with an increase 11% over the first quarter of the prior year.

Travis J. Thompson, Esq., Chairman & CEO, commented, “We are pleased to announce our financial results for the quarter ended March 31, 2022 which highlighted our continued acceleration from a primarily 1-4 residential lender to a commercial business bank.  Commercial loan originations reached $30 million in the quarter and total commercial loans outstanding increased $83.5 million year over year.  This strategy continues to drive interest income and spread higher, while also increasing the quality of our earnings, which drives shareholder value.”

Mr. Thompson continued, “The residential mortgage market is in the process of adjusting to significantly higher mortgage rates, increasing home prices and continued limited inventory. While these headwinds pressure residential loan volumes, HVB remains dedicated to our mortgage business.  We have been through these cycles before and we are committed to taking the steps necessary to maintain HVB as a premier lender in our markets, positioning ourselves to take market share as the residential mortgage market stabilizes.”

Highlights for the quarter ended March 31, 2022 include:

•

For the quarter ended March 31, 2022, net interest income was $3.6 million, an increase of 11% from the same period in 2021. The increase in net interest income was due to continued growth in the commercial loan portfolio, offset by lower PPP forgiveness compared to the first quarter of the prior year and a decrease in one-to-four family loans held for sale.

•	Net interest margin continues to improve, increasing from 2.02% for the three months ended March 31, 2021, to 2.74% for the three months ended March 31, 2022.

•

Non-interest income decreased $960,000 from the quarter ended March 31, 2021 as a result of reduced mortgage origination volume, which is consistent with recent market conditions due to continued compression in available homes for sale and the decline in mortgage loan refinance opportunities due to the significant increase in interest rates.

•	Book value per share of common stock at March 31, 2022 was $19.13, versus $18.32 per share of common stock at March 31, 2021.

Balance Sheet: March 31, 2022, compared to December 31, 2021

Total assets decreased $3.6 million to $556.5 million at March 31, 2022, from $560.1 million at December 31, 2021. The decrease was primarily the result of decreases of $27.1 million in net loans held for sale, $3.2 million in mortgage servicing rights as a result of a bulk sale to an unrelated third party and $1.4 million in loans receivable, net offset by increases of $27.1 million in investment securities and $1.7 million in other assets.

Total liabilities decreased $2.4 million to $515.1 million at March 31, 2022, from $517.5 million at December 31, 2021. The decrease in total liabilities was primarily from a $2.9 million decrease in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF"), $1.0 million decrease in other liabilities and $393,000 decrease in advances from borrowers for taxes and insurance offset by a $2.0 million increase in deposits. Deposits increased $2.0 million to $466.0 million at March 31, 2022 from $464.0 million at December 31, 2021. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) increased $2.2 million to $434.0 million at March 31, 2022 from $431.8 million at December 31, 2021. Certificates of deposit decreased $114,000 to $32.1 million at March 31, 2022 from $32.2 million at December 31, 2021.

Total shareholders’ equity decreased $1.2 million to $41.4 million at March 31, 2022, compared to $42.6 million at December 31, 2021, primarily as a result of comprehensive loss of $1.8 million due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $147,000 in treasury stock repurchases primarily as part of the stock repurchase plan. Offsetting these decreases was net income of $601,000 for the three months ended March 31, 2022, share based compensation expense of $59,000, ESOP shares committed to be released of $46,000 and a stock option exercise of $21,000.

Income Statement: For the quarter ended March 31, 2022, compared to March 31, 2021

Net Interest Income:

Net interest income increased $368,000 to $3.6 million for the three months ended March 31, 2022, from $3.3 million for the three months ended March 31, 2021. Our net interest-earning assets increased $23.9 million to $109.4 million for the three months ended March 31, 2022, from $85.5 million for the three months ended March 31, 2021.

Provision for loan losses:

Provision for loan losses decreased by $35,000 to $113,000 for the three months ended March 31, 2022, from $148,000 for the three months ended March 31, 2021. During the three months ended March 31, 2022, there were net charge-offs of $34,000 recorded compared to a $172,000 in net charge-offs recorded during the three months ended March 31, 2021.

Non-Interest Income:

Non-interest income decreased $960,000 or 23.4% to $3.1 million for the three months ended March 31, 2022 from $4.1 million for the three months ended March 31, 2021 due to a decrease of $2.5 million in the gain on sale of loans, net offset by a $1.0 million gain on sale of mortgage servicing rights, net, and increase in other income of $283,000. Included in other income for the three months ended March 31, 2022, was $208,000 in death benefits for bank-owned life insurance.

Non-Interest Expense:

Total non-interest expense increased $502,000, or 9.2%, to $5.9 million for the three months ended March 31, 2022, from $5.4 million for the three months ended March 31, 2021.  The increase for the three months ended March 31, 2022, compared to the three months of March 31, 2021, was primarily a result of increases of $287,000 in other expenses and $231,000 in salaries and employee benefits.  Salaries increased as full time equivalent (FTE) employees increased to one-hundred forty-five as of March 31, 2022, from one-hundred thirty-nine as of March 31, 2021, primarily as a result of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense was $130,000 for the three months ended March 31, 2022, respectively, compared to $488,000 during the same period in fiscal year 2021. The decrease in income tax expense for the three months ended March 31, 2022, compared to the same period a year ago was a result of bank-owned life insurance death benefits and a decrease in income before taxes.

Net Income & Book Value:

Net income was $601,000, approximately $0.30 per basic share and $0.29 per diluted share for the three months ended March 31, 2022, as compared to $1.3 million, or approximately $0.66 per basic share and $0.65 per diluted share for the three months ended March 31, 2021. Book value per share increased from $18.32 at March 31, 2021 to $19.13 at March 31, 2022.

Asset quality:

At March 31, 2022, the Company’s non-performing assets totaled $2.6 million, or 0.46% of total assets, compared to $3.8 million or 0.67% at December 31, 2021. Non-performing loans decreased $1.2 million as a result of a decrease of $1.0 million in a construction loan and a $243,000 decrease in medical education loans compared to December 31, 2021. There were no non-accruing troubled debt restructurings, at March 31, 2022, and December 31, 2021.

The allowance for loan losses totaled $2.4 million, or 0.75% of total loans and 95.18% of total non-performing loans at March 31, 2022, as compared to $2.4 million, or 0.72% of total loans and 63.10% of total non-performing loans at December 31, 2021.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 and any other pandemic, epidemic or health-related crisis on current operations, customers and the economy in general, inflation and monetary fluctuations and volatility, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

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Selected Consolidated Financial and Other Data

(Unaudited)

	At March 31, 2022	At December 31, 2021	At March 31, 2021
(In thousands)
Financial Condition Data:
Total assets	$556,526	$560,124	$595,730
Cash and cash equivalents	121,094	120,788	138,151
Investment securities available-for-sale, at fair value	71,568	44,512	27,848
Equity securities	500	500	500
Loans held for sale, at fair value	13,384	40,480	58,868
Loans receivable, net	323,792	325,203	342,042
Deposits	466,034	463,989	477,188
Federal Home Loan Bank advances	26,471	26,431	26,309
Federal Reserve PPPLF advances	249	3,119	35,278
Subordinated debt	9,996	9,996	—
Total liabilities	515,104	517,488	555,878
Total shareholders’ equity	41,422	42,636	39,852

	For the Three Months Ended
	March 31,
	2022	2021
(In thousands except per share data)
Operating Data:
Interest income	$4,169	$3,803
Interest expense	534	536
Net interest income	3,635	3,267
Provision for loan losses	113	148
Net interest income after provision for loan losses	3,522	3,119
Gain on sale of loans, net	2,357	4,892
Other non-interest income (loss)	786	(789)
Non-interest income	3,143	4,103
Non-interest expense	5,934	5,432
Income before income taxes	731	1,790
Income tax expense	130	488
Net income	$601	$1,302

Earnings per share of common stock- Basic	$0.30	$0.66
Earnings per share of common stock -Diluted	$0.29	$0.65
Average common shares outstanding- Basic	1,987,591	1,985,800
Average common shares outstanding- Diluted	2,059,501	2,013,561
Shares outstanding of common stock end of period	2,164,899	2,175,548
Book value per share	$19.13	$18.32

	For the Three Months Ended March 31,
	2022	2021
Performance Ratios:
Return on average assets(1)	0.43%	0.78%
Return on average equity(1)	5.80	13.79
Interest rate spread (2)	2.63	1.97
Net interest margin (3)	2.74	2.02
Efficiency ratio (4)	87.55	73.70
Average interest-earning assets to average interest-bearing liabilities	125.91	115.23

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.46%	0.49%
Non-performing loans as a percent of total loans	0.79	0.85
Allowance for loan losses as a percent of non-performing loans	95.18	67.65
Allowance for loan losses as a percent of total loans	0.75	0.58
Net charge-offs to average outstanding loans during the period	0.01	0.05

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	13.87%	13.37%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.22	5.81
Tier 1 risk-based capital (to risk weighted assets)	13.87	13.37
Total risk-based capital (to risk weighted assets)	14.53	14.08
Average equity to average total assets (7)	7.39	5.65

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(1)	Annualized for the three months ended March 31, 2022 and 2021.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.